EXPLANATORY NOTE: [*] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Exhibit 10.13

DEVELOPMENT AND SUPPLY AGREEMENT

THIS DEVELOPMENT AND SUPPLY AGREEMENT (the “Agreement”) is made and entered into this March 31, 2013 (the “Execution Date”) between EndoStim, Inc., with its principal business address in St. Louis, MO, USA (“EndoStim”), and C.C.C. DEL URUGUAY S.A., a Uruguayan corporation with its principal business address in Montevideo, Uruguay (“CCC”).

R E C I T A L S

A. CCC is an ISO 13485 certified medical device company and has developed, in conjunction with EndoStim, and manufactures for EndoStim an implantable pulse generator (the “LES Stimulator”), a programmer device and software (the “LES Programmer System”) and an implantable lead (the “LES Lead”) to apply an electrical stimulation therapy for the treatment of Gastro-Esophageal Reflux Disease (GERD); and

B. EndoStim has conceived a second generation implantable pulse generator (the “EndoStim IPG”); and

C. The EndoStim IPG is based on the pre-existing technology of the LES Stimulator IPG (the “LES Stimulator IPG technology”); and

D. The EndoStim IPG will function with pre-existing technology of the LES Programmer System (the “LES Programmer technology”); and

E. The EndoStim IPG will function with pre-existing technology of the LES Lead (the “LES Lead technology”); and

F. EndoStim wishes to engage the services of CCC to develop the EndoStim IPG and to deliver the EndoStim IPG documentation set; and

G. EndoStim wishes to engage the services of CCC to manufacture the EndoStim IPG, the LES Programmer System, and the LES Lead, in order to be able to use it as defined herein; and

H. The EndoStim IPG is considered a successor of the LES Stimulator as defined in the Licensing Agreement signed between the parties on October 28, 2010; and

I. All licensing terms of the Licensing Agreement signed between the parties on October 28, 2010 applies to the EndoStim IPG as defined herein.

A G R E E M E N T

FOR AND IN CONSIDERATION of the foregoing Recitals, the mutual covenants expressed herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions and Interpretation

1.1 Definitions. In addition to terms defined herein, the following terms have the meanings assigned to them:

(a)	“Confidential Information” means all intellectual property, including software and other technical data, products and product designs, and information, materials and documents relating to products, product designs, product testing, markets, business plans, including financial information, business opportunities and trade secrets, disclosed, orally or in any written form, by one party to another under the Agreement, but which is non-public, private or proprietary in nature. Confidential Information shall also include all summaries, analyses, documents, memoranda, notes and other writings, including all the terms, conditions and definitions of this agreement and any and all exhibits attached hereto, prepared by either party containing or based on other Confidential Information;

(b)	“Deliverables” means the goods and services to be delivered or provided by CCC to EndoStim as provided in Section 2.2 and Exhibit A and/or otherwise described in this Agreement;

(c)	“Pre-Existing Property” means all rights of a party to designs, inventions (whether patentable or not), copyrights, trademarks, trade secrets, processes, software, devices and other intellectual property and confidential information owned or held by a party immediately prior to the execution of this Agreement;

(d)	“Resulting Property” means all test results, designs, inventions (whether patentable or not), copyrights, trademarks, trade secrets, processes, software, devices, confidential information and other intellectual property developed by either party as a result of this Agreement;

(e)	“Field of Use” means the field of delivering electrical stimulation therapy to the Gastrointestinal (GI) tract for the treatment of Gastro-Esophageal Reflux Disease (GERD), or delivering electrical stimulation therapy to the Esophagus and/or the Lower Esophageal Sphincter (LES) for the treatment of metabolic or Gastrointestinal conditions;

(f)	“Products” means the hardware and software associated with the EndoStim IPG, the LES Stimulator, LES Programmer System and the LES Lead to be delivered to EndoStim under this Agreement;

(g)	“Unit” means the EndoStim IPG and the LES Lead, packaged together, to be delivered to EndoStim under this Agreement;

(h)	“Device” means any of the following: LES Stimulator, LES Lead, LES Programmer System, EndoStim IPG, and Units, as defined within this Agreement;

(i)	“Produced Device”, “Manufactured Device”, “Finished Device”, “Delivered Device” means a Device that has been produced at CCC and: (i) has been shipped to a destination indicated by EndoStim; or (ii) has entered into CCC’s stock of finished products and is ready to ship; or (iii) has been held at any other production stage upon EndoStim request.

1.2 Reference within Agreement. The words “herein”, “hereby”, “hereunder”, “hereof, “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or clause of this Agreement. References to sections, paragraphs or clauses refer to the sections, paragraphs and clauses of this Agreement unless otherwise stated.

1.3 Currency. All sums of money expressed in this Agreement are expressed in the lawful money of the United States of America.

2. Scope of the Agreement

2.1 CCC shall, in accordance with the Schedule provided in Exhibit A, deliver the EndoStim IPG and the documentation set detailed in Exhibit B, according to the specifications conceived by EndoStim detailed in Exhibit C (“EndoStim IPG Specifications”). CCC shall also manufacture and deliver the EndoStim IPGs, LES Stimulator, LES Programmer Systems, and LES Leads ordered by EndoStim under the conditions established herein.

2.2 EndoStim IPG Deliverables. In connection with CCC’s obligations described in Section 2.1, CCC shall deliver to EndoStim the deliverables identified in the Schedule in Exhibit A, at the conclusion of specified dates.

2.3 Documentation Deliverables. CCC shall deliver to EndoStim the EndoStim IPG documentation set detailed in Exhibit B.

2.4 Changes. EndoStim shall have the right to make reasonable changes to the EndoStim IPG Specifications whether before or after the completion of the delivery of all the Deliverables under this Agreement. To the extent that any such changes materially increase or decrease CCC’s costs of performance or the time reasonably required for CCC’s performance, the parties shall negotiate and agree upon an equitable adjustment in EndoStim’s payments hereunder or in the Schedule detailed in Exhibit A.

2.5 Clinical Validation. Upon satisfactory receipt of the Deliverables and Deliverable Documents from CCC, EndoStim shall be responsible for the clinical validation of the EndoStim IPG.

3. Testing

3.1 CCC Testing. Each of the Products manufactured shall be tested by CCC before delivery to EndoStim in order to verify the correct functioning. Testing shall be manufacturing testing in accordance with CCC standard manufacturing testing.

The verification testing of the EndoStim IPG will be done according to the EN 45502-1 standard. EndoStim will be responsible for the tests that have to be performed at external laboratories.

3.2 Acceptance. CCC will provide evidence that the Products meet its specifications. EndoStim shall accept the Products only upon successful demonstration of performance of the Products to their specifications.

3.3 Warranty. CCC warrants that for the period of twenty four (24) months following the delivery of the LES Programmer System to EndoStim, or implant of the LES Stimulator, LES Lead, or Units in a patient, the Products (i) will conform to the specifications; (ii) will be free from defects of workmanship and materials. EndoStim shall communicate to CCC the implant dates of implantable products by serial number on a quarterly basis.

Upon non-compliance of any Product, CCC will, at its sole expense, either (i) repair the applicable defective Product within reasonable time; (ii) replace the applicable defective Product within reasonable time; and/or (iii) and if none of the above is feasible within a reasonable time, CCC will refund the amount for the non-compliant Products paid under this Agreement plus shipping and handling fees. Failures due to normal depletion of the battery and to incorrect use or handling of the Products are not covered by this warranty. If EndoStim is in material breach with respect to the payment terms of this Agreement, as defined in Section 4, the warranty terms may be suspended by CCC until a satisfactory resolution is reached by both parties.

3.4 Records. CCC will maintain accurate records for the production and testing of the Products and any related documents, as required by applicable laws and regulations, and will make copies thereof available to EndoStim upon EndoStim’s request.

3.5 Access and Inspections by EndoStim and Regulatory Agencies. CCC will: (i) allow EndoStim’s personnel to observe the production of the Products and visit CCC’s facility at any time during the term of this Agreement, (ii) allow representatives of any regulatory agency at any time to inspect its facilities and to inspect the records of the Products to verify compliance with its regulations and guidelines and other practices, and shall cooperate with the inspectors, (iii) disclose all documentation as requested by regulatory agencies, (iv) inform EndoStim if regulatory agencies review any EndoStim specific documentation, and (v) will promptly notify EndoStim of the scheduling of any such inspection relating to the Products and agrees to allow EndoStim to send a representative to be present throughout the said inspection. CCC will promptly send to EndoStim a copy of any reports, citations, or warning letters received by CCC in connection with an inspection by a regulatory agency to the extent such documents relate to or affect the Products.

4. Cost of this Agreement. All the prices provided herein are for shipping FOB Montevideo.

4.1 Development and Documentation Cost: [*], which shall be paid by EndoStim to CCC in accordance with the Schedule in Exhibit A. All payments except the first one shall be performed by EndoStim within 15 days from receipt of a lawful invoice from CCC. The first payment shall be performed within 7 days after the signature of this agreement. CCC shall send EndoStim an invoice for this payment immediately after the signature of this agreement. This price includes the delivery of all Deliverables detailed in Exhibit A.

[*	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

4.2 Licensing Cost: There is no additional licensing cost.

4.3 Price, ordering, and delivery of the Products: EndoStim shall place Orders (as defined below) for Devices and CCC shall deliver such Devices at the unit prices set forth in the table below (all amounts are in US Dollars).

[*]

LES Stimulator will continue to be supplied at a price as defined in the table above for the EndoStim IPG Alone and considering Section 4.6 below, as applicable. As an example, if EndoStim were to order [*] Units and [*] LES Stimulators within the same Order, the pricing would be [*] per Unit and $[*] per LES Stimulator, plus component cost differential, per LES Stimulator. LES Lead, when ordered to use with LES Stimulator, will continue to be supplied at a price as defined in the table above for the LES Lead Alone.

For the definition of the Devices’ applicable prices in the tables above, the quantity will be calculated according to the following criteria for each Device:

•	Unit: the quantity of Units plus the quantity of EndoStim IPG alone included in the Order.

•	EndoStim IPG Alone: the quantity of Units plus the quantity of EndoStim IPG alone included in the Order.

•	LES Lead Alone: the quantity of Units plus the quantity of LES Lead alone included in the Order.

•	LES Programmer: the quantity of LES Programmer included in the Order.

•	LES Stimulator: the quantity of LES Stimulator included in the Order.

The pricing shall be applicable for all Units delivered after the completion of the Milestone #3 of the Schedule detailed in Exhibit A.

EndoStim shall provide one purchase order per semester for Units and LES Programmer Systems to be produced during a semester (the “Order”). The pricing set forth above shall apply to the Order.

The Orders shall be provided a certain period in advance to the delivery of the first batch of Devices (the “Minimum Lead Time”), depending on the absolute and the relative increase over the quantity of IPGs produced for EndoStim in the previous 6 (six) months. The Minimum Lead Time of an Order shall be defined as detailed in the following table:

[*	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

[*]

The Devices included in the Order shall be produced distributed during the semester according to a schedule to be agreed between both parties at the time the PO is accepted by CCC. The distribution could be uniformly or ramping up depending on the quantity of Devices included in the Order.

The payment terms for the Devices will be:

- [*]

- [*]

Both parties agree to negotiate in good faith down payment terms for purchase orders of [*] Units or greater.

All prices are expressed in US dollars and are FOB Montevideo. These prices correspond to Orders of at least 10 Units and are valid until December 31, 2014, when they could be adjusted to reflect the impact of materials or labor costs. The parties agree to negotiate any such adjustment in good faith. All prices shall include all Uruguayan taxes (including but not limited to income or withholding taxes and/or VAT, if applicable) and levies and other related payments.

4.4 Conditions for Pricing. The prices provided in this Section 4 are based on the following conditions. If any of these conditions are changed, the prices will be reasonably changed by CCC upon prior written approval by EndoStim, to reflect CCC’s cost changes.

(a)	The Units will be packaged in standard outer blister manufactured using a current CCC mold, with a new inner blister (for the combination of the EndoStim IPG and LES Lead in the same package) manufactured using a new CCC mold.

(b)	Neither the packaging process nor any other production or testing processes will be validated. Sterilization validation will occur at the next CCC annual sterilization revalidation effort at CCC’s expense.

[*	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

(c)	The manufacturer tooling cost for the titanium can is not included in this quote. It is expected that this will cost approximately US[*]. This cost will be transferred directly to EndoStim without overhead or markup.

4.5 Supply and Purchase Commitment. CCC shall commit to be able to produce a minimum quantity of a combination of Units, EndoStim IPGs, and LES Leads per semester during the execution of this Agreement, upon reception of the corresponding Orders from EndoStim according to the terms defined in Section 4.3. These minimum quantities per semester shall be:

[*]

EndoStim shall commit to place Orders for a minimum quantity of a combination of Units, EndoStim IPGs, and LES Leads to be produced per semester during the execution of this Agreement, according to the terms defined in Section 4.3. These minimum quantities per semester shall be:

[*]

Both parties agree to negotiate in good faith and with commercially acceptable terms, a Supply Agreement for quantities greater than [*] Units per year to be purchased by EndoStim and delivered by CCC, within two years of execution of this Agreement. CCC agrees to support EndoStim with production transfer activities if requested by EndoStim at any time. EndoStim shall pay CCC a reasonable price for providing any services requested by Endostim and described in the previous sentence, considering the price will include the work to be performed and the necessary or useful manufacturing technology know-how to be transferred by CCC.

[*	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential information.]

4.6 Mixed Orders and/or Future Units. Should CCC manufacture mixed orders and/or future generation products for EndoStim, CCC agrees to provide volume discount on labor and common components that is reflective of total Units ordered by EndoStim, both present generation (LES Stimulator) and future generation (EndoStim IPG or other future device). CCC also agrees that Orders already in process can change from one Unit version to the other, provided that EndoStim absorbs the cost of discarded components and products in process and the wasted labor, if any.

CCC agrees to support future generation product development activities with mutually agreed upon product specifications and construction. Both parties agree to negotiate in good faith and with commercially acceptable terms.

5. Term and Termination

5.1 Term. This Agreement shall be in force from the Execution Date and shall continue in force until terminated by either party at any time upon 90 days written notice.

5.2 Breach. If either party materially breaches this Agreement, and fails to remedy that breach to the reasonable satisfaction of the non-breaching party within 30 days after receiving written notice of that breach from the non-breaching party, the non-breaching party may immediately terminate this Agreement by written notice to the breaching party.

5.3 Force Majeure. The failure or delay of either party to perform fully any of its obligations under this Agreement solely by reason of acts of God; acts of civil or military authority; civil disturbance; war; embargo; fire; a delay or default caused by common carriers; a regional shortage of facilities, fuel, energy or materials; laws, regulations, acts or orders of any governmental agency or official of general application; or any other circumstance beyond its reasonable control which cannot reasonably be foreseen or provided against (“Force Majeure”) will be deemed not to be a breach of this Agreement so long as the party so prevented from complying with this Agreement has not contributed to such Force Majeure, has used its best efforts to avoid such Force Majeure or to ameliorate its effects, and continues to take all actions within its power to comply as fully as possible with the terms of this Agreement. In the event of any such Force Majeure, full performance of the obligations affected will be deferred until the Force Majeure ceases. This section will not apply to excuse a failure to comply with the terms of this Agreement arising from any commercial dispute between a party and a third party or the failure by a party to secure any materials, supplies or other input for any reason not caused by Force Majeure.

5.4 Internal Approval. This contract will be in full force and effect as of the date of signing unless, within twenty-one (21) days of signing date, either party is unable to obtain board of directors approval of the Agreement and all its terms. If either company’s board of directors failed to ratify the contract during the twenty-one (21) day period, the Agreement and all of its terms will be immediately terminated.

5.5 Consequences of Termination. The termination of this Agreement by any party shall not relieve either party of its obligation to the other party with respect to payment and supply obligations accruing prior to the date of such expiration or termination.

Notwithstanding the above, if CCC breaches or voluntary terminates this Agreement for any reason other than EndoStim non-payment or Breach of this Agreement, EndoStim shall have the right to require CCC to continue to fulfill some or all of any open Orders upon a termination occurring after the commencement of manufacturing activities. Such completion of Orders shall continue to be subject to the terms and conditions of this Agreement. Furthermore, , in order to allow EndoStim to have sufficient time to identify and obtain similar replacement Products without interruption of EndoStim’s demand, EndoStim shall be entitled to continue to place Orders as follows: (i) if by the termination date EndoStim has provided to CCC an Order and CCC has not finished any of the products corresponding to this Order yet, EndoStim shall have the right to provide 3 (three) additional Orders for the production of Devices the 3 (three) semesters after the Order provided; or (ii) if by the termination date CCC is already delivering devices of the open Order(s), EndoStim shall have the right to provide 4 (four) additional Orders for the production of Devices during the 4 (four) semesters following the completion of the open Order. Such Orders shall be limited, per Device, to Device volumes not to exceed twice that of the number manufactured for EndoStim during the previous 6 (six) months. Orders of higher Device volumes or for accelerated delivery may be accepted at the discretion of CCC. Such Orders shall continue to be subject to the terms and conditions of this Agreement even if such Devices are shipped after the effective date of termination of the Agreement. Notwithstanding the above, EndoStim is not under any obligation to continue to buy Products from CCC following CCC’s voluntary termination of this Agreement.

If EndoStim materially breaches or voluntarily terminates this Agreement for any reason other than CCC’s non-delivery of products or Breach of this Agreement, CCC shall have the right to cancel some or all of any open Orders upon a termination occurring after the commencement of manufacturing activities. If CCC decides to fulfill the open Orders, EndoStim shall pay for the Devices according to the payment terms of this Agreement, even if such Devices are finished and/or shipped after the effective date of termination of the Agreement. If CCC decides to cancel the open Orders, EndoStim shall pay for: (i) all the Devices that were produced; (ii) the cost of the components and materials incurred by CCC to produce the Devices of the open Order; and (iii) the pro-rata share for the work in progress of the units in production, minus the down-payment executed for the open Order.

In the event of Device component obsolescence or lack of supply, both parties agree to work together in good faith to find an alternative component(s). Incorporation of the component(s) in the Device(s) shall be handled under the design control process of CCC. CCC and EndoStim shall negotiate in good faith the cost to incorporate the alternative component(s) in the Device(s). EndoStim shall pay CCC for the negotiated cost.

In the event of termination of this Agreement by EndoStim before the completion of Milestone #3 of the Schedule detailed in the Exhibit A, CCC promptly shall deliver to EndoStim all of its work in progress under this Agreement, and EndoStim shall pay the applicable pro-rata share for the work in progress. If the applicable pro-rata is lower than the payments performed by EndoStim, CCC shall not reimburse EndoStim the amount paid by EndoStim in excess of this pro-rata. If the termination occurs after the completion of Milestone #3 of the Schedule detailed in the Exhibit A, EndoStim shall complete the payments detailed in the Exhibit A.

In the event of termination of this Agreement by CCC before the completion of Milestone #3 of the Schedule detailed in the Exhibit A, CCC promptly shall deliver to EndoStim any payments received from EndoStim. EndoStim may reimburse CCC for any work completed and delivered, pro rata, if both parties agree.

If either party defaults in the performance of any obligation under this Agreement then at all times after the default the other party will have all of the rights and remedies provided by law and by this Agreement. However, under no circumstances, shall any Party violate any term or condition contained in Section 6 and/or Section 7. All rights and remedies of either party granted or recognized in this Agreement are cumulative and may be exercised at any time and from time to time independently or in any combination and, for greater certainty, termination of this Agreement shall not preclude a party from seeking such other remedies or enforcing such other rights as would otherwise be available.

5.6 Survival. Sections 3.3, 4.3, 4.5, 5.5 and 6 to 9, shall survive termination or expiration of this Agreement for any reason.

6. Confidentiality

6.1 Non-disclosure. The parties acknowledge and agree that, from time to time, either of the parties may disclose Confidential Information only to the other party for the purpose of better carrying out their obligations or to allow the receiving party to better carry out its obligations hereunder. The parties shall only use the Confidential Information for the purposes of this Agreement and shall otherwise keep confidential and not disclose to any other person any of the Confidential Information except as expressly permitted by Section 6.3 hereof.

6.2 Representatives. The parties may disclose Confidential Information to their respective directors, officers, employees, authorized agents and professional advisers to the extent such persons have a need to know such information for the purpose of performing each party’s duties and obligations hereunder, provided that the party advises each such individual of the terms of this Agreement and ensures that each such individual receives and hold such information as if that individual were a party to this Agreement. A party may, from time to time, designate in writing individuals as authorized representatives of that party to whom Confidential Information may be provided directly by the disclosing party, and any Confidential Information so provided will be deemed to have been provided to the other party and be subject to this Agreement. Either party (the “Disclosing Party”) may, from time to time, require the other party (the “Receiving Party”) to provide evidence to its reasonable satisfaction that all persons permitted by this paragraph to have access to the Disclosing Party’s Confidential Information have executed Agreements, the terms of which are reasonably satisfactory to the Disclosing Party, are consistent with the terms of this Agreement and which may be enforced by the Disclosing Party providing for the assignment of intellectual and other property rights to the Receiving Party or Disclosing Party, as appropriate and non-disclosure of Confidential Information.

6.3 Exceptions. The obligations of a party concerning the other party’s Confidential Information shall not apply to information which:

(a) is or becomes widely known (defined as being published in industry/medical journals or literature), other than by reason of a breach of this Agreement or, to the knowledge of the Receiving Party, a breach of a similar Agreement;

(b) can be demonstrated in the Receiving Party’s records to have been independently developed by the Receiving Party without reference to or based upon the other party’s Confidential Information;

(c)	the Disclosing Party agrees in writing need not be kept confidential;

(d) is required by law or court of competent jurisdiction to be disclosed by the Receiving Party provided such party first gives prompt notice of the requirement to disclose to the Disclosing Party to allow that party to obtain an appropriate order or other protection against the publication of such information.

6.4 Information’s Property. All Confidential Information provided hereunder shall remain the property of the Disclosing Party. The Receiving Party shall, within ten days of a written request to do so or upon termination of the Agreement for any reason whatsoever, return to the Disclosing Party all Confidential Information that has been provided in tangible form and shall, unless prohibited by law, destroy or otherwise render unintelligible all other Confidential Information.

6.5 Injunctive Relief. The parties acknowledge that monetary damages would not be sufficient remedy for a breach of obligation of confidentiality in this Agreement and agree that each party shall be entitled to seek and obtain appropriate equitable remedies, including injunctive relief, to prevent the unauthorized use or disclosure of any Confidential Information.

6.6 Survival. The obligations under this Section 6 shall continue for a period of five years following the last day on which CCC performs any services under this Agreement.

7. Intellectual Property Rights.

7.1 Pre-Existing Property. The parties acknowledge and agree that all Pre-Existing Property is the property of the respective party and that, except as expressly set out herein, nothing in this Agreement shall convey or otherwise grant any rights in or to any Pre-Existing Property from one party to the other. The parties expressly acknowledge and agree that the property of the LES Stimulator IPG technology and documentation set, the LES Programmer System technology and documentation set, and the LES Lead technology and documentation set is regulated by the Licensing Agreement signed between the parties on October 28, 2010.

7.2 EndoStim Rights to Deliverables. EndoStim will have the right to use and reference the Pre-Existing Property of CCC incorporated in the EndoStim IPG, LES Stimulator, LES Programmer System, and LES Lead, in connection with a filing for any regulatory approvals. EndoStim will have the right to order to CCC to manufacture the Products under the conditions established in this Agreement and in the previous Agreement signed between the two parties on October 28, 2010. EndoStim will have the right to file patent applications on Resulting Property, excluding any Pre-Existing Property included therein.

7.3 CCC’s Representation. CCC is free to provide EndoStim with the services under this Agreement, upon the terms contained in this Agreement and there are no contracts and/or restrictive covenants preventing full performance of CCC’s duties and obligations under this Agreement. To the best of CCC’s knowledge, any and all work performed by CCC hereunder shall not infringe upon any copyright, patent, trademark, trade secret or other proprietary right of any third party including, without limitation, any former customer.

7.4 EndoStim’s Representation. EndoStim is free to contract CCC to provide with the services under this Agreement, upon the terms contained in this Agreement and there are no contracts and/or restrictive covenants preventing full performance of EndoStim’s duties and obligations under this Agreement. EndoStim declares that, to the best of its knowledge, any and all requirements of the EndoStim IPG, which development is part of the object of this Agreement, do not infringe upon any copyright, patent, trademark, trade secret or other proprietary right of any third party, including, without limitation, any company in which current employees of EndoStim were previously employed by.

7.5 Survival. The rights and obligations of the parties under this section shall survive the termination of this Agreement and shall remain in full force and effect thereafter.

8. Dispute Resolution

8.1 Initial Process. If any difference, controversy, claim or dispute arises out of or in connection with this Agreement or in connection with any agreement to be entered into between the parties which is supplemental to or otherwise referred to in this Agreement (the “Dispute”), then the parties will seek to resolve the Dispute amicably and in good faith. If the dispute is not resolved at this stage, it shall be conducted according Section 9.5.

8.2 No Waiver. No failure or delay on the part of any party in exercising any power or right under this Agreement will operate as a waiver of such power or right. No single or partial exercise of any right or power under this Agreement will preclude any further or other exercise of such right or power. No modification or waiver of any provision of this Agreement and no consent to any departure by any party from any provision of this Agreement will be effective until the same is in writing. Any such waiver or consent will be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any party in any circumstances will entitle such party to any other or further notice or demand in similar or other circumstances.

9. Miscellaneous Provisions

9.1 Notices. Any notice, direction, request or other communication required or contemplated by any provision of this Agreement will be given in writing and will be given by (1) delivering by express courier or (2) faxing to the parties as follows:

If to EndoStim:	EndoStim, Inc.
4041 Forest Park Ave, Suite 220
St Louis, MO 63108
Attention: Peggy Stohr
Phone: +1 314 615 6345
Fax: +1 314 615 6344

If to CCC:	CCC del Uruguay
Gral. Paz 1369
11400, Montevideo, Uruguay
Attention: Oscar de Oliveira Madeira
Phone: +598 2600 7629 ext. 154
Fax: +598 2601 6286

Any party may change its fax number or address for service from time to time by written notice in accordance with this section.

9.2 Assignment. This Agreement may not be assigned or subcontracted by CCC in whole or in part without the prior written consent of EndoStim.

9.3 No Partnership. The parties acknowledge and agree that this Agreement does not create a partnership or joint venture relationship between them. The performance by the parties of all duties and obligations under this Agreement shall be as independent contractors and not as agents or trustees of the other parties. Neither party shall owe any fiduciary obligations to the other party, have any authority or capacity whatsoever to contract for or on behalf of or bind the other, and none of the employees of either of the parties shall be considered to be servants, employees or agents of the other.

9.4 Acknowledgements, Cooperation and Confirmation. Upon the reasonable request of a party to this Agreement, the other agrees to acknowledge to third parties the rights of the requesting party in the Pre-Existing Property.

9.5 Governing Law, Venue and Jurisdiction. This Agreement will be governed by and interpreted in accordance with the laws of internal laws of the State of New York, USA without regard for its provisions for conflicts of law and the competent courts in New York, New York shall have exclusive jurisdiction of any dispute with respect to the Agreement.

9.6 Counterparts and Facsimile.

(a) This Agreement and any amendment, supplement, restatement or termination of any provision of this Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

(b) This Agreement may be executed by facsimile and the facsimile execution pages will be binding upon the executing party to the same extent as the original executed pages. The executing party covenants to provide originals of the facsimile execution pages for insertion into the original Agreement in place of the facsimile pages.

9.7 Good Faith. EndoStim and CCC shall have a duty to act in good faith in the performance and enforcement of this Agreement.

9.8 CCC’s Viability. CCC warrants that it has the financial capacity to perform and continue to perform its obligations under this Agreement, that no legal proceedings have been threatened or brought against CCC that could threaten performance of this Agreement and that entering into this Agreement is not prohibited by any contract, applicable law, governmental regulation or order by any court of competent jurisdiction.

9.9 EndoStim’s Viability. EndoStim warrants that it has the financial capacity to perform and continue to perform its obligations under this Agreement, that no legal proceedings have been threatened or brought against EndoStim that could threaten performance of this Agreement and that entering into this Agreement is not prohibited by any contract, applicable law, governmental regulation or order by any court of competent jurisdiction.

9.10 Continuity. In the event, CCC is unable to perform under the provisions of this agreement due to financial capacity such as bankruptcy, judgments, insolvency or other financial restrictions, CCC agrees, without obligation or charge to EndoStim, to provide EndoStim with technical information or any other rights required so that EndoStim may obtain such parts or product from another source. Such technical information will include, without limitation, (a) manufacturing drawings and specifications or raw materials and components comprising such parts, (b) any special tooling designs, along with a detailed description of the operation thereof, (c) a detailed list of all commercially available parts and components purchased by CCC on the open market in connection with the Products.

9.11 Changes in Business. In the event of: (i) a corporate divestiture by CCC, including the sale or disposition of a subsidiary, division or other significant business unit, (ii) the outsourcing of a business function, or (iii) a change of control of CCC (or its parent), including a merger, corporate reorganization, or sale or exchange of all or substantially all of its (or its parents’) assets or stock (“Change of Control”), (i) CCC will communicate this event to EndoStim; and (ii) the successor to CCC will have the obligation to continue to produce and ship Products/Services including, but not limited to manufacturing supply, product development, etc, under this Agreement including, the extension of Products/Services under this Agreement to EndoStim.

9.12 Regulatory Support. CCC warrants that during the term of this Agreement they will maintain the ISO 13485 certification and execute all development and production activities in adherence to known applicable U.S. FDA regulation and guidances, according to the terms of this Agreement and the Quality Agreement signed between both parties. CCC will also support any U.S. FDA inspection activities, or inspections from other regulatory agencies, should they occur. CCC agrees to assist EndoStim with Mercosur activities supporting EndoStim product commercialization in Mercosur markets, to include interaction with the Uruguayan government. EndoStim shall reimburse CCC’s reasonable cost of providing any services requested by EndoStim and described in the previous sentence.

9.13 Construction. This Agreement constitutes the entire agreement of the parties, and there are no other oral or written understandings, agreements or representations between EndoStim and CCC relating to the subject matter addressed in this Agreement. Any reference in this Agreement to any Article or Section refers to the corresponding Article or Section of this Agreement. Any reference in this Agreement to any Exhibit refers to the corresponding Exhibit attached to this Agreement and all such Exhibits are incorporated herein by reference. The word “including” in this Agreement means “including without limitation.” This Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision in this Agreement.

(Signatures follow on next page)

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

ENDOSTIM, INC.

By:	/ S / B. Hogg
Name:	B. Hogg
Title:	CEO

Date:	3/27/13

C.C.C. DEL URUGUAY S.A.

By:	/ S / Julio Arzuaga
Name:	Julio Arzuaga
Title:	General Manager

Date:	3/27/13

Exhibit A

[*]

[*	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

Exhibit B

The following documents will be prepared by CCC and delivered to EndoStim:

EndoStim System Requirements Document (updated as needed)

EndoStim System Risk Control Mechanisms1 (updated as needed)

EndoStim IPG Design Development and Verification Plan

EndoStim IPG Specification

EndoStim IPG Requirements

EndoStim IPG Rationale for use of LES Stimulator Firmware (can be included in Requirements document)

EndoStim IPG Mechanical Design Drawings

EndoStim IPG Electrical Design Drawings (schematics, PCB layout, etc)

EndoStim IPG Requirements Test Protocol

EndoStim IPG Requirements Test Results

EndoStim IPG Manufacturing and Control Procedures

EndoStim IPG Verification Report

EndoStim IPG Bill of Materials

EndoStim IPG Product Configuration

EndoStim IPG Label Documents (per EndoStim label design input)

EndoStim IPG Certificate of Materials and Manufacture Processes2

EndoStim IPG Certificate of Sterilization Validation3

EndoStim IPG Certificate of Packaging Validation4

EndoStim IPG Packaging and Shipping Validation5

EndoStim IPG Conformance to EN45502-1:19976

[1]	This document will include the input from CCC for the Risk Analysis documents to be prepared by Endostim.
[2]	CCC will deliver a Certificate of Materials and Manufacture Processes for the Endostim IPG, based on the applicability of Biocompatibility Tests performed to other similar devices.
[3]	If applicable, CCC will deliver a Certificate of Sterilization Validation Equivalence for the Endostim IPG, based on the sterilization process validation that has been performed for other similar devices
[4]	CCC will deliver a Certificate of Packaging Validation for the Endostim IPG, based on the packaging validation performed for other similar devices that uses the same packaging.
[5]	CCC will deliver a 2 Year Packaging and Shipping Validation for the Endostim IPG, based on testing EndoStim will contract with CCC and/or an external test lab (CCC and lab tests fees paid for by EndoStim). EndoStim will also pay for the materials and devices used in the tests (performed at CCC or at the external lab). This effort will not be confined to the timelines for all documentation deliverables.
[6]	EndoStim will contract with external lab the tests that cannot be performed at CCC (lab tests fees paid for by EndoStim), including, but not limited to, the particulate matter test

Exhibit C

[*]

[*	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]